================================================================================
     As filed with the Securities and Exchange Commission on August 13, 2003
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           --------------------------

                         ZOOM TECHNOLOGIES, INC.
          (Exact Name of Registrant as Specified in its Charter)

                Delaware                             51-0448969
    (State or Other Jurisdiction of              (I.R.S. Employer
    Incorporation or Organization)            Identification  Number)

                    207 South Street, Boston, MA 02111
      (Address, Including Zip Code, of Principal Executive Offices)

                           --------------------------

      Zoom Technologies, Inc. 1991 Directors Stock Option Plan, as amended
                              (Full Title of Plan)
                           --------------------------

                                Frank B. Manning
                  President and Chief Executive Officer
                             Zoom Technologies, Inc.
                                207 South Street
                                Boston, MA 02111
                                 (617) 423-1072
                   (Name, Address and Telephone Number,
                Including Area Code, of Agent For Service)

                                 with a copy to:

                              Philip J. Flink, Esq.
                         Brown Rudnick Berlack Israels LLP
            One Financial Center, Boston, Massachusetts 02111
                                 (617) 856-8200
                           --------------------------


                         CALCULATION OF REGISTRATION FEE
================================================================================
                                       Proposed      Proposed
 Title of Each Class      Amount        Maximum       Maximum     Amount of
        of                to Be        Offering      Aggregate   Registration
   Securities to Be     Registered      Price       Offering          Fee
     Registered                       Per Share(1)    Price(1)
  ------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Common Stock, $.01       252,000        $1.18        $297,360       $24.06
par value                Shares (2)
================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported price of the Common Stock of Zoom Technologies, Inc. on the Nasdaq Small Cap Market on August 11, 2003.
================================================================================

(2)  Includes   252,000   shares  of  Common  Stock   issuable  under  the  Zoom
     Technologies, Inc. 1991 Directors Stock Option Plan, as amended. Such presently indeterminable number of additional shares of Common Stock are also registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in Common Stock.
================================================================================

     This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 252,000 shares of the Registrant's Common Stock reserved for issuance under the Zoom Technologies, Inc. 1991 Directors Stock Option Plan, as amended (the "Plan"). Pursuant to General Instruction E of Form S-8, except as otherwise provided herein, the contents of this Registration Statement also incorporates by reference the Registrant's previously filed Registration Statements on Form S-8 (File No. 333-90930 and File No. 333-42834) which registered an aggregate of 198,000 shares issuable under the Plan. Following the registration of the additional 252,000 shares under this registration statement, a total of 450,000 shares of the Registrant's Common Stock will be registered under the Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference into this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2002 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (b) All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Registrant's documents referred to paragraph (a) above; and

     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A (Registration No. 0-18672), filed on March 4, 2002 under the Exchange Act with the Securities and Exchange Commission.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.             Indemnification

     Article Ninth of the Registrant's certificate of incorporation eliminates the personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law. Article VII of the Registrant's bylaws provides that the Registrant may indemnify its officers and directors to the full extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees and agents of a corporation if such party acted in good faith in a manner he believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise in any proceeding or action.

     The Registrant's bylaws also empower it to maintain directors and officers liability insurance coverage for its directors, officers, employees or agents. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act.

     The Registrant has purchased a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based upon acts or omissions in their capacities as directors or officers.

     The Registrant has entered into indemnification agreements with its directors and certain of its officers pursuant to which the Registrant is contractually obligated to indemnify such persons to the fullest extent permitted by applicable law.

Item 8.             Exhibits.

Number    Description

4.1 Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

4.2 Bylaws of Zoom Technologies, Inc., filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

4.3  Specimen  Certificate of Common Stock of Zoom Technologies,  Inc., filed as
     Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

5    Legal Opinion of Brown Rudnick Berlack Israels LLP.

23.1 Consent of Brown Rudnick Berlack Israels LLP (contained in its opinion filed as Exhibit 5).

23.2 Consent of KPMG LLP

24 Power of Attorney (included on the Signature Page of this Registration Statement).

99.1 Zoom  Technologies,  Inc. 1991 Directors Stock Option Plan, as amended.
     --------------------------------
* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on August 13, 2003.

                                ZOOM TECHNOLOGIES, INC.

                                By: /s/ Frank B. Manning
                                Frank B. Manning, President


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank B. Manning and Peter R. Kramer, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                               Date

  /s/ Frank B. Manning        Chairman of the Board, President    August 7, 2003
--------------------------    and Chief Executive Officer
Frank B. Manning              (Principal Executive Officer)

  /s/ Robert A. Crist         Principal Financial and             August 7, 2003
--------------------------    Accounting Officer
Robert A. Crist

  /s/ Peter R. Kramer         Director                            August 7, 2003
--------------------------
Peter R. Kramer

  /s/ Bernard Furman          Director                            August 1, 2003
--------------------------
Bernard Furman

  /s/ L. Lamont Gordon        Director                            August 5, 2003
--------------------------
L. Lamont Gordon

  /s/ J. Ronald Woods         Director                            August 1, 2003
--------------------------
J. Ronald Woods

                                 EXHIBIT INDEX

Number    Description

4.1 Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

4.2 Bylaws of Zoom Technologies, Inc., filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

4.3  Specimen  Certificate of Common Stock of Zoom Technologies,  Inc., filed as
     Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated March 4, 2002.*

5    Legal Opinion of Brown Rudnick Berlack Israels LLP.

23.1 Consent of Brown Rudnick Berlack Israels LLP (contained in its opinion filed as Exhibit 5).

23.2 Consent of KPMG LLP

24 Power of Attorney (included on the Signature Page of this Registration Statement).

99.1 Zoom  Technologies,  Inc. 1991 Directors Stock Option Plan, as amended.
     --------------------------------
* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.

                                    EXHIBIT 5
                                                                 August 13, 2003
Zoom Technologies, Inc.
207 South Street
Boston, MA 02111

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We are general counsel to Zoom Technologies, Inc., a Delaware corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to an additional 252,000 shares of the Company's Common Stock, $.01 par value (the "Shares") that may be issued pursuant to options granted under the Company's 1991 Directors Stock Option Plan, as amended (the "1991 Plan").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

1. a copy of the Certificate of Incorporation of the Company as in effect on the date hereof;

2.   a copy of the Bylaws of the Company as in effect on the date hereof;

3. the corporate records of the Company relating to the proceedings of stockholders and directors of the Company;

4. a certificate of U.S. Stock Transfer Corporation, the Company's transfer agent, as to the issued and outstanding shares of the Company;

5.   an Officer's Certificate as to certain matters;

6.   the 1991 Plan; and

7.   the Registration Statement.

     For purposes of this opinion,  we have assumed  without any  investigation:
(1) the legal capacity of each natural person; (2) the genuineness of each signature; (3) the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy; and (4) the completeness, accuracy and proper indexing of all governmental records.

     We have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound. Nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

     Our opinion contained herein is limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

     Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions of the 1998 Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement.
                               Very truly yours,

                               /s/ Brown Rudnick Berlack Israels LLP

                                  EXHIBIT 23.2

                       INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Zoom Technologies, Inc.

     We consent to the use of our report  incorporated  by reference herein.




/s/ KPMG LLP

Boston, Massachusetts
August 13, 2003

                                  Exhibit 99.1

                             ZOOM TECHNOLOGIES, INC.
                  1991 DIRECTORS STOCK OPTION PLAN, AS AMENDED
                              THROUGH JUNE 13, 2003

ARTICLE 1 - Purpose

     This 1991 Directors Stock Option Plan, as amended (the "Plan") is intended to enable Zoom Technologies, Inc. (the "Company") to attract and retain the services of experienced and knowledgeable Directors for the benefit of the Company and its stockholders by providing them with opportunities to purchase stock in the Company pursuant to the exercise of options.

ARTICLE 2 - Administration of the Plan

     The Plan shall be administered by the Board of Directors (the "Board") of the Company. The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may determine in its sole discretion. No member of the Board shall be liable with respect to any action or determination made in good faith regarding the Plan or any option granted under it. The Board shall have no discretion with respect to the selection of recipients of grants, or the timing, pricing or the amount of stock option grants under the Plan.

ARTICLE 3 - Eligible Directors

     Options shall be granted to each Director of the Company in accordance with
Article 5 hereof, except any Director who is a full-time employee or full-time officer of the Company or its subsidiaries shall not be eligible to receive options under the Plan.

ARTICLE 4 - Stock

     The stock subject to the options granted hereunder shall be shares of the Company's authorized but unissued shares of common stock or shares of common stock reacquired by the Company including shares purchased in the open market ("Common Stock"). The maximum number of shares which are hereby reserved for issuance and may be issued pursuant to this Plan is 450,000, subject to adjustment as provided in Article 13. In the event any option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto, to the extent the option ceases to be exercisable, shall again be available under the Plan.

ARTICLE 5 - Grant of Options

     Each eligible director shall automatically be granted an option to purchase 12,000 shares of Common Stock on each July 10 and January 10 of each year beginning on July 10, 2003, at a price per share determined in accordance with
Article 6 hereof. No option shall be granted hereunder to a person who ceases to be a Director prior to the date on which such grant is to be made.

ARTICLE 6 - Price of Options

     The price per share specified in each option granted under the Plan shall be the fair market value per share of Common Stock on the date the option is granted. Fair market value shall mean the closing price per share for the Company's Common Stock on the Nasdaq National Market on the date of the grant or if such Common Stock is not listed on the Nasdaq National Market, then on such other stock exchange or market quotation system where such shares may from time to time be listed on the date of the grant, subject to any applicable regulatory rules.

ARTICLE 7 - Duration of Options

     Subject to earlier termination as provided in Articles 9 and 10, each option shall expire on the last day of the second year from the date of grant of such option.

ARTICLE 8 - Restrictions on Exercise of Options

     Subject to the provisions of Articles 9 through 12, each option granted under of Article 5 shall become exercisable six months from the date on which each such option is granted; provided that no option shall be exercisable prior to approval of this Plan by the stockholders of the Company.

ARTICLE 9 - Termination of Serivce as a Director

     If an optionee ceases to be a Director of the Company for any reason other than death or disability (within the meaning of Section 105(d) (4) of the Internal Revenue Code of 1986, as amended) his options shall terminate on the date one month following the date of such cessation (but not later than their specified expiration date).

ARTICLE 10 - Disability: Death

     If an optionee ceases to be a Director as a result of disability, his options shall terminate on the date one year following the date of such cessation (but not later than their specified expiration date).

     If an optionee dies while a Director or during the one month period referred to in Article 9 or the one year period referred to above in this
Article 10, his options may be exercised to the extent they were exercisable on the date of his death, by his estate, or duly appointed representative, or beneficiary who acquires the options by will or by the laws of descent and distribution, and each such option shall terminate on the date one year following the date of the optionee's death (but not later than its specified expiration date).

ARTICLE 11 - Assignability

     No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee each option shall be exercisable only by him.

ARTICLE 12 - Terms and Conditions of Options

     Options shall be evidenced by instruments (which need not be identical) in such forms as the Board may from time to time approve. Such instruments shall conform to the terms and conditions set forth in Articles 6 through 11. The Company shall not be obligated to deliver any shares unless and until, in the opinion of the Company's counsel, all applicable United States, and state laws and regulations have been complied with, nor, in the event the outstanding common stock is at the time listed upon any stock exchange, unless and until the shares to be delivered have been listed, if necessary, or authorized to be added to the list upon official notice of issuance, upon such exchange, nor unless and until all other legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel. Without limiting the generality of the foregoing, the Company may require from the optionee such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933. The Company shall use its best efforts to effect any such compliance and listing, and the optionee shall take any action reasonably requested by the Company in such regard.

ARTICLE 13 - Adjustments

     Upon the happening of any of the following described events, an optionee's rights under options granted hereunder shall be adjusted as hereinafter provided:

A. in the event shares of Common Stock of the Company shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of the Company's Common Stock shall be exchanged for other securities of the Company or of another corporation, each optionee shall be entitled to purchase, subject to the terms and conditions herein stated and to the terms and conditions of each individual option, such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock of the Company which such optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination, or exchange; and

B. in the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each optionee upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which he is exercising his option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as he would have received if he had been the holder of the shares as to which he is exercising his option at all times between the date of the granting of such option and the date of its exercise.

     Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are reserved for issuance pursuant to the Plan or are subject to options which have heretofore been or may hereafter be granted under the Plan shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above

ARTICLE 14 - Exercise of Options

     An optionee shall exercise an option (or any part or installment thereof) by giving written notice to the Company at its principal office address, identifying the option being exercised, specifying the number of shares as to which such option is being exercised and accompanied by fully payment of the option Price therefor either (1) in US dollars, in cash or by certified check or bank draft, or (2) in Common Stock of the Company owned by the optionee (and held at least one year if acquired pursuant to the exercise of any stock option granted by the Company to the optionee whether under the Plan or otherwise) having a fair market value (as determined by the Board as of the date immediately preceding the date on which the option is exercised and in accordance with all applicable laws and all applicable rules and policies of relevant securities regulatory authorities) equal to, or a fraction of a share less than, such purchase price (and if such shares of Common Stock are equal to a fraction of a share less than such purchase price, then the option shall pay any balance remaining in cash), or (3) in a combination of such Common Stock (as described above) and cash, certified check or bank draft. However if the optionee desires to tender Common Stock in payment of any part of the option Price as contemplated in (2) or (3) above, the optionee, before giving notice of exercise as aforesaid, shall first give written notice (addressed to the principal office of the Company specifying the number of shares which the optionee wishes to tender) that the optionee proposes to tender Common Stock in order to exercise his option. The Board shall notify the optionee whether the proposed tender is acceptable to the Board within ten day of receipt of notice of the proposed tender. The acceptance of any tender of Common Stock by an optionee pursuant to (2) or (3) in payment of the option Price shall be subject to the absolute discretion of the Board, who may only accept the tender of such Common Stock in accordance with, and subject to the requirements of, all applicable laws and all applicable rules and policies of relevant securities regulatory authorities. If the proposed tender is acceptable, the optionee must then give written notice of the exercise of his option as aforesaid within five days of receipt of notice of the Board that the proposed tender is acceptable. If the proposed tender is not acceptable and the optionee, at that time, still desires to exercise this option, he may do so by giving written notice of exercise of his option as aforesaid and paying the option Price in cash or by certified check or bank draft. The acceptance by the Company of Common Stock tendered in payment of the option Price shall be treated as a purchase of those shares by the Company.

     Unless the Board otherwise determines, the holder of an option shall have no rights as a shareholder with respect to the shares issued upon exercise of the option until the date of issuance of the certificate for those shares to him. Unless the Board otherwise determines, no adjustment will be made for dividends or similar rights for which the record date occurs after the exercise of the option but before the date such certificates for shares is issued. In no case may a fraction of a share be purchased or issued under the Plan.

ARTICLE 15 - Termination and Amendments to Plan

     The Plan shall expire on April 30, 2011 (except as to options outstanding on that date). Options may be granted under the Plan prior to the date of stockholder approval of the Plan but such options shall be granted subject to such approval. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to Article 13); (b) the provisions of Article 3, regarding eligibility, may not be modified; (c) the provisions of Article 5, relating to the grants of options, may not be modified; (d) the provisions of Article 6, regarding the exercise price at which shares may be offered pursuant to options, may not be modified (except by adjustment pursuant to Article 13); and (e) the expiration date of the Plan may not be extended. In no event shall the provisions of Article 5 be modified more frequently than every six months. No amendment shall have the effect of granting to any person or persons any discretion as to the selection of any person to whom any option may be granted under the Plan or the determination of the number or maximum number of shares of stock which may be allocated to any Director or which may be covered by stock options granted to any Director pursuant to the Plan. No action of the Board or stockholders may, without the consent of an optionee, substantially impair his rights under any option previously granted to him.

ARTICLE 16 - Governmental Regulations

     The Plan and the grant and exercise of options thereunder, and the Company's obligation to sell and deliver shares of the Company's Common Stock under such options, shall be subject to all applicable laws (including tax laws), rules and regulations.

                                        A true copy.

                                        By: /s/ Frank B. Manning
                                            Frank B. Manning